Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Alexander Saltzman (“Employee”) and Sky Harbour LLC (“Company”).

1.	EMPLOYMENT

The Company agrees to employ Employee on the terms and conditions as set forth in this Agreement. Employee’s employment will commence on March 29, 2021. Employee shall be employed on a full-time basis in the position and roles of Chief Operating Officer; Executive Committee Member. Employee shall be responsible for certain management responsibilities of Company, including but not limited to:

●	Collaboration with CEO and Management Committee in setting and driving company strategy.

●	Translating strategy into actionable goals, plans and budgets.

●	Implementing, refining, and managing business, reporting and control processes to support, measure and improve operational consistency, capital efficiency and robust corporate growth.

●	Setting an example for leadership, teamwork, personal responsibility, and results- orientation.

●	Ensuring effective recruiting, onboarding, professional development, performance management, and retention of team members.

●	Developing and managing partnerships and supplier relationships.

2.	WORK LOCATION

Employee’s primary work location will be White Plains, New York. Frequent travel will be required.

3.	COMPENSATION

Employee will be compensated as follows, subject to legally required deductions and withholdings:

a)	Annual Base Salary:

i.	Year 1, as of 3/29/21: $400,000, payable in accordance with Company’s normal payroll processes.

ii.	Year 2, as of 3/29/22: $525,000

iii.	Year 3, as of 3/29/23: $625,000

b)

An Annual Bonus with a target bonus equivalent to 50% of the Annual Base Salary, to be determined as a function of corporate performance and personal contribution thereto. Bonus amounts shall be set at the sole discretion of Company Compensation Committee. For Employee to be eligible for the Annual Bonus, Employee must be employed by Company on December 31 of the year for which the Annual Bonus is paid. The Annual Bonus shall be paid in its entirety no later than forty-five days after the end of the Company’s fiscal year (such fiscal year to end on December 31).

c)	Issuance of Incentive Units:

i.

Operating Agreement: Defined terms used but not otherwise defined in this Section 2(c) shall have the meaning ascribed to such terms in the Amended and Restated Operating Agreement of the Company, dated as of March 12, 2021 (the “Operating Agreement”).

ii.

Grant: Employee is to be granted Incentive Units of the Company equivalent to a Percentage Interest of 2% on a fully-diluted basis as of the completion of the Company’s current equity investment round as of March 2021, pursuant to a grant agreement to be entered into by the Company and Employee on terms consistent with the Operating Agreement and this Section 2(c).

iii.

Vesting period: Four years starting on 3/29/21 and ending 3/29/25, with the first 25% vesting following 12 months from the date hereof, and the remaining 75% vesting in equal monthly installments over the following 36 months (the “Vesting Period”).

iv.

Accelerated vesting: Full acceleration of unvested Incentive Units upon the occurrence during the Vesting Period of (i) a Capital Transaction, or (ii) a termination of Employee’s employment without cause.

4.	EMPLOYMENT BENEFITS

Employee shall be entitled to medical and dental benefits and other benefits of employment that are generally available to executive employees of Company on the same terms and conditions generally applicable to such benefits.

5.	OUTSIDE ACTIVITIES

Employee shall be permitted to participate in for-profit and non-profit boards, and manage personal investments so long as such activities do not conflict, or interfere, with Employee’s obligations to the Company and so long as Employee obtains the prior written approval of the Company, which shall not be unreasonably withheld.

6.	EMPLOYMENT AT WILL

The employment relationship between Employee and Company is “at-will,” meaning it may be terminated at any time by either Employee or Company, for any or no reason, with or without cause.

7.	INDEMNIFICATION AND INSURANCE

With respect to actions taken in Employee’s capacity as an officer of the Company, the Company will provide (i) indemnification to the fullest extent permitted by applicable corporate law but not for gross negligence or willful misconduct by Employee and (ii) coverage under Director & Officer and Employment Practices Liability insurance policies.

8.	LEGAL FEES

The Company agrees to reimburse Employee his legal fees in connection with his employment and equity arrangements with the Company up to a maximum of $5,000.

9.	ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement and understanding between Company and Employee with respect to Employee’s employment with Company and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment, except that any non-disclosure or confidentiality agreements with Company signed by Employee prior to or contemporaneously with the signing of this Agreement shall survive execution of this Agreement.

10.	SEVERABILITY

If any provision of this Agreement (or part thereof) is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability will not affect any other provision and all other terms and conditions of this Agreement shall nevertheless remain in full force and effect.

11.	SUCCESSORS AND ASSIGNS

This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, Company, and their respective successors, assigns, heirs, executors, and administrators, except that Employee may not assign any of his duties or rights hereunder.

12.	MODIFICATION

This Agreement may not be orally changed, modified or amended, and no change, modification or amendment, or waiver of any rights shall be effective or binding, unless in writing and signed by the parties to this Agreement.

13.	GOVERNING LAW

This Agreement is entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date or dates set forth below.

COMPANY

By: /s/ Tal Keinan	Date: March 22, 2021

Printed Name: Tal Keinan

EMPLOYEE /s/ Alexander Saltzman Alexander Saltzman	Date: March 22, 2021

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